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                                                                    Exhibit 99.1
[BALDWIN LOGO]
Baldwin Technology Company, Inc.
2 Trap Falls Rd.
Shelton, CT 06484


                 Baldwin  Reports  Results  for  Q3  of  FY'07

Shelton, CT, April 26, 2007 -- Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment reported today net sales of $53,211,000 for the third fiscal quarter ended March 31, 2007, compared with net sales of $45,447,000 for the third quarter last year, an increase of $7,764,000 or 17%. The increase in net sales was attributable to the acquisition of Oxy-Dry Corporation and the favorable impact of currency translation of $1,911,000.

Net income for the third quarter was $10 ,296,000 or $0.09 per basic share and $0.08 per diluted share, compared to net income of $1,745,000, or $0.12 per basic and $0.11 per diluted share for the comparable period a year earlier. Organizational restructuring expenses and increased interest expense due to higher debt levels as well as a higher tax rate than in the prior year's comparable quarter, offset somewhat by favorable currency effects, were the primary causes of the difference.

Net sales for the nine months ended March 31, 2007 were $144,586,000, compared to $131,918,000 for the prior year's nine month period. The favorable impact of currency translation for the nine months was $4,479,000.

Net income for the nine months ended March 31, 2007 was $3,024,000 or $0.20 per basic and $0.19 per diluted share, compared to $4,321,000 or $0.29 and $0.28 per basic and diluted share, respectively, for the same period in 2006. The difference in net income between the two periods arose from a slight decrease in gross margin for the current period, combined with costs incurred for organizational restructuring and increased interest expense associated with higher debt levels.

The Company's backlog at March 31, 2007 was $63,930,000, compared to $58,614,000 at December 31, 2006. Orders placed in the third quarter were $58,527,000, compared to $45,908,000 for the previous quarter, an increase of 27%.

Vice President and CFO John P. Jordan commented, "Overall, we are pleased with our performance on the top line this quarter and with the potential of the newly-acquired Oxy-Dry entities. Although operating expenses increased by $2,132,000 over last year's third quarter due primarily to the addition of Oxy-Dry, the effect of strong currencies abroad, and the transition April 26, 2007


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                                                                     Page 2 of 4

undertaken with both the Company's CFO position and its public accounting firm, we will remain vigilant in controlling operating costs to maximize the return from good top line performance." Jordan further commented, "Working capital increased with the addition of Oxy-Dry, and the Baldwin Operations Team has instituted processes to manage working capital to best-practice levels."


President and COO Karl Puehringer commented, "The integration of the Oxy-Dry companies acquired in November 2006 is proceeding on plan, and we fully expect to realize the savings and synergies we originally anticipated. We are also very pleased with the continuing positive response from our customers."

Puehringer added, "In addition, during the fourth quarter, we were pleased to report that, based on a successful alliance started in March of 2005, we acquired Swiss-based Hildebrand Systeme. This acquisition adds web cleaning technology to our product portfolio and further strengthens Baldwin's position as the market leader in cleaning applications, with well-established interfaces at essentially every major press manufacturer in the world."

Baldwin will review its third quarter results and discuss its business outlook during a conference call today beginning at 11 a.m. EDT. To participate, call
(888) 655-9181. The toll dial-in number is (210) 839-8504. The passcode is "Baldwin Q3." Interested investors are encouraged to log onto http://www.vcall.com/IC/CEPage.asp?ID=115978, and either participate in the call or access the webcast and replay of the call. The replay will be available from one hour after the call through Thursday, May 3, 2007, toll free at (866) 443-1213 and toll (203) 369-1091.

About Baldwin

Baldwin Technology Company, Inc. is a leading global manufacturer of press accessories and controls for the commercial and newspaper printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investor relations kit, visit http://www.hawkassociates.com. An investor profile about Baldwin Technology may be found at http://www.hawkassociates.com/bldprofile.aspx.

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April 26, 2007                                                       Page 3 of 4

Baldwin Technology Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)



                                                   Quarter ended March 31
                                                          2007            2006
                                                    ----------      ----------
Net sales                                           $   53,211      $   45,447
Cost of goods sold                                      35,774          30,384
Gross profit                                            17,437          15,063
Operating expenses                                      14,275          12,143
Restructuring charges                                      ---             ---
                                                    ----------      ----------
Operating income                                         3,162           2,920
Interest expense                                           749             256
Interest (income)                                          (44)            (31)
Other (income), net                                        220             (43)
                                                    ----------      ----------
Income before income taxes                               2,237           2,738
Provision for income taxes                                 941             993
                                                    ----------      ----------
Net income                                               1,296           1,745
                                                    ==========      ==========
Net income per share - basic                        $     0.09      $     0.12
                                                    ==========      ==========
Net income per share - diluted                      $     0.08      $     0.11
                                                    ==========      ==========
Weighted average shares outstanding - basic             15,203          14,966
                                                    ==========      ==========
Weighted average shares outstanding - diluted           15,697          15,806
                                                    ==========      ==========




                                                    Nine Months ended March 31

                                                          2007            2006
                                                    ----------      ----------
Net sales                                           $  144,586      $  131,918
Cost of goods sold                                      97,269          88,013
                                                    ----------      ----------
Gross profit                                            47,317          43,905
Operating expenses                                      39,335          36,466
Restructuring charges                                      994             ---
                                                    ----------      ----------
Operating income                                         6,988           7,439
Interest expense                                         1,532             803
Interest (income)                                         (132)            (92)
Other (income), net                                        169            (164)
                                                    ----------      ----------
Income before income taxes                               5,419           6,892
Provision for income taxes                               2,395           2,571
                                                    ----------      ----------
Net income                                               3,024           4,321
                                                    ==========      ==========
Net income per share - basic                        $     0.20      $     0.29
                                                    ==========      ==========
Net income per share - diluted                      $     0.19      $     0.28
                                                    ==========      ==========
Weighted average shares outstanding - basic             15,100          14,947
                                                    ==========      ==========
Weighted average shares outstanding - diluted           15,705          15,649
                                                    ==========      ==========






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April 26, 2007                                                       Page 4 of 4


Baldwin Technology Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)


                                                    March 31,         June 30,
Current assets:                                          2007(1)          2006
                                                   ----------       ----------
  Cash and equivalents                             $   15,278       $   14,986
  Trade receivables                                    49,154           39,862
  Inventory                                            30,669           22,657
  Prepaid expenses and other                            6,809            5,274
                                                   ----------       ----------
    Total current assets                              101,910           82,779
Property, plant and equipment, net                      5,533            3,617
Intangible assets                                      30,274           13,749
Other assets                                           14,106           12,618
                                                   ----------       ----------
    Total assets                                      151,823          112,763
                                                   ==========       ==========

Current liabilities:
  Loans payable                                    $    3,394       $     2,622
  Current portion of long-term debt                     2,224               853
  Other current liabilities                            63,068            49,539
                                                   ----------        ----------
    Total current liabilities                          68,686            53,014
Long-term debt                                         25,610             7,080
Other long-term liabilities                             6,924             6,736
                                                   ----------        ----------
    Total liabilities                                 101,220            66,830
Shareholders' equity                                   50,603            45,933
                                                   ----------        ----------
Total liabilities and shareholders' equity         $  151,823        $  112,763
                                                   ==========        ==========


(1) = includes preliminary allocation of purchase price paid for the Oxy-Dry group of companies acquired November 21, 2006.


Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A "Risk Factors" and Exhibit 99 to the company's Report on Form 10-K for the fiscal year ended June 30, 2006.